Important Information to Help You Understand the Proposal on Which You Are Being Asked to Vote.

Please read the full text of this proxy statement. Below is a brief overview of the matters to be voted upon. Your vote is important. If you have questions regarding the proposal, please call your investment professional or 800-KEY-FUND(r) (800-539-3863).
We appreciate you placing your confidence in The Victory Portfolios and the Key Mutual Funds and look forward to helping you achieve your financial goals.

What proposal am I being asked to vote on?

You are being asked to vote to approve an Agreement and Plan providing for the transfer of assets of each Key Fund into a fund of The Victory Portfolios.

Key Funds Merging Into Existing Victory Funds

Old KeyFund Portfolio     Operating Victory Fund Portfolio
Stock Index Fund                      Stock Index Fund - Class A
SBSF Fund                        Diversified Stock Fund - Class A
SBSF Capital Growth Fund        Special Growth Fund - Class A

Key Funds Reorganizing Into New Victory Funds

Old KeyFund Portfolio             New Victory Fund Portfolio
Key Money Market Mutual Fund         Federal Money Market
     Fund - Investor Class
SBSF Convertible Securities               Convertible Securities
     Fund - Class A
KeyChoice Income and Growth Fund        LifeChoice Conservative
   Investor Fund - Class A
KeyChoice Moderate Growth Fund   LifeChoice Moderate
   Investor Fund - Class A
KeyChoice Growth Fund   LifeChoice Growth Investor Fund - Class A

Has my Fund's Board of Directors approved the Reorganization?

Yes.  The Boards of the Key and Victory Funds have unanimously approved the Reorganization, and recommend that you vote to approve the Reorganization.

Why is the Reorganization being recommended?

To eliminate investor confusion and duplicate marketing and operational costs associated with operating two separate entities.

The Boards of both the KeyFunds(r) and The Victory Portfolios recognized that several of the Key and Victory Funds are managed in a substantially identical fashion, and all are managed by the same investment adviser, and use the same distributor, administrator and shareholder servicing agents. There is currently a duplication of effort and expense in operating the fund groups separately. It was recognized that the two fund groups could be combined in marketing materials and could be marketed under the same name.

Are there other potential benefits of the Reorganization?

Yes.  The Reorganization would increase the assets of certain Victory
 Portfolios. A larger pool of assets will allow the investment adviser to increase portfolio diversification. In addition, a larger fund group can more easily attract additional investments than a small fund group and invest at lower transaction costs.

Who will advise my Fund once the merger is completed?

The current portfolio managers of the KeyFunds will continue to manage the Fund after the Reorganization.

Will the fees and expenses of my Funds increase?

No. KeyFunds' shareholders will exchange their shares for a Victory fund with expenses that are lower or at least no higher than current
 Key fund expenses.

Will I, or my Funds, have to pay taxes as a result of the Reorganization?

Neither the KeyFunds' shareholders nor the Victory or KeyFunds will have any tax consequences as a result of the share exchange. Neither the Victory nor KeyFunds and their shareholders will have a loss or gain for
 Federal income tax purposes as a result of the Reorganization.

Will any sales load, sales commission or other fee be imposed on my shares in connection with the Reorganization?

No.

After the Reorganization, will I be able to exchange my investment into other funds of The Victory Portfolios?

Yes. Shareholders will be able to exchange variable fund shares received for other Victory variable funds without a sales charge anytime after the Reorganization.

What happens if I do not wish to participate in the Reorganization of the Key Fund in which I own shares, or what if I do not wish to own shares of the Victory Fund?

You may redeem your shares any time before the last business day prior to the closing date of the Reorganization. There are two separate closing dates for the Reorganization. Owners of the following funds may redeem shares before the close of business on March 13, 1998:

Key Stock Index Fund
SBSF Capital Growth Fund
SBSF Fund

Owners of the following funds may redeem shares before the close of business on March 20, 1998:

KeyChoice Growth Fund
KeyChoice Income and Growth Fund
KeyChoice Moderate Growth Fund
Key Money Market Mutual Fund
SBSF Convertible Securities Fund

When will the Reorganization occur?

A Shareholder Meeting will be held on March 6, 1998.  A majority of the shareholders of each Key Fund must approve the Reorganization. We expect the merger of all the Funds to be completed by March 23, 1998.

How do I vote my shares?

You can vote your shares by completing and signing the enclosed proxy card(s), and mailing them in the enclosed postage paid envelope.
  You may also vote your shares by phone at 800-733-8481 ext. 431 or by fax at 800-733-1885. If you need assistance, or have any questions regarding the proposal or how to vote your shares, please call the Funds at 800-KEY-FUND (800-539-3863).

SBSF FUNDS, INC. D/B/A KEY MUTUAL FUNDS

KEYCHOICE GROWTH FUND
KEYCHOICE INCOME AND GROWTH FUND
KEYCHOICE MODERATE GROWTH FUND
KEY MONEY MARKET MUTUAL FUND
KEY STOCK INDEX FUND
SBSF CAPITAL GROWTH FUND
SBSF CONVERTIBLE SECURITIES FUND
SBSF FUND

800-KEY-FUND(r)

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 6, 1998

A special meeting of the shareholders (the "Meeting") of the KeyChoice
 Growth Fund, KeyChoice Income and Growth Fund, KeyChoice Moderate Growth Fund, Key Money Market Mutual Fund, Key Stock Index Fund,
 SBSF Capital Growth Fund, SBSF Convertible Securities Fund, and SBSF Fund (each a "Key Fund," and collectively the "Key Funds"), each a series of SBSF Funds, Inc. (d/b/a/ and referred to as the "Key Mutual Funds"), will be held at the offices of Key Mutual Funds, 3435 Stelzer Road, Columbus, Ohio 43219-3035, on March 6, 1998 at 8:30 a.m., Eastern time, for the following purposes, which are more fully described in the accompanying Combined Prospectus/Proxy Statement dated February 5, 1998:

The following item, inclusive of the several transactions contemplated thereby, applies to, and will be voted on, as appropriate and as necessary to fully consummate the transactions so described,
(a) separately by the shareholders of each Key Fund and
(b) by the shareholders of Key Mutual Funds voting together as a single class:

     To approve an Agreement and Plan of Reorganization and Liquidation and the transactions contemplated thereby, including (a) the transfer of all or substantially all of the assets belonging to each Key Fund to a corresponding series of The Victory Portfolios, a Delaware business trust, ("Victory"), in exchange for shares of beneficial interest
("shares") of the corresponding series of Victory or shares of a comparable class of the corresponding series of Victory (which transactions, collectively, will effect the transfer of all or substantially all of the assets of Key Mutual Funds to Victory in exchange for shares of Victory); (b) the distribution of shares of Victory received in consideration for the transfer of assets belonging to each Key
Fund to the shareholders of the respective Key Funds in complete liquidation of the respective Key Funds; (c) the cancellation of the outstanding shares of capital stock ("shares") of each Key Fund following the distribution of shares of the corresponding series of Victory to the holders of such shares of each Key Fund (the foregoing steps relative to each Key Fund are referred to as a "Reorganization" of that Key Fund); and (d) upon such distribution in respect of each of the separate series of the Key Funds, the dissolution of Key
Mutual Funds (collectively with each Reorganization, the
"Reorganization and Liquidation").

In addition, shareholders of each of the Key Funds will be asked to transfer such other business as may properly come before the Meeting or any adjournment thereof.

On the day of each Reorganization, your shares will be exchanged, without the imposition of a sales charge and on a tax-free basis, for shares of the corresponding series of Victory with a total net asset value equal to the total net asset value of the shares of the Key Funds you previously owned.
  The Board of Directors of Key Mutual Funds unanimously recommends that shareholders of the Key Funds vote to approve the Agreement and Plan of Reorganization and Liquidation.
The enclosed proxy is being solicited on behalf of the Board of Directors of Key Mutual Funds. Shareholders of record as of the close of business on December 26, 1997 are entitled to notice of, and to vote at, the
Meeting or any adjournment(s) thereof.

Please mark, date, sign and promptly return, in the enclosed envelope, each accompanying proxy card. This is important to ensure a quorum at the Meeting. Proxies may be revoked at any time before they are exercised by submitting to Key Mutual Funds a written notice of revocation or a subsequently executed proxy or by attending the Meeting and voting in person.

By order of the Board of Directors,

Leigh A. Wilson
President

Dated:  February 5, 1998